SUBSIDIARIES OF REGISTRANT


         Registrant owns 100% of the outstanding stock of the following insurance companies:

               Name                                   State of Formation
               ----                                   ------------------

Atlantic States Insurance Company                        Pennsylvania

Southern Insurance Company of Virginia                   Virginia

Pioneer Insurance Company                                Ohio

Delaware Atlantic Insurance Company                      Delaware


         Registrant owns 100% of the outstanding stock of the following business corporation:

               Name                                   State of Formation
               ----                                   ------------------

Atlantic Inspection Services, Inc.                       Maryland